Live Ventures Announces Full Repayment of $24 Million Term Loan

LAS VEGAS, January 21, 2021—Live Ventures Incorporated (Nasdaq: LIVE), a diversified holding company, announced that its subsidiary, Vintage Stock, has repaid in full its $24 million term loan debt to Comvest Credit Partners.

Jon Isaac, Live Ventures’ President and CEO, said that, “Eliminating the term loan obligation and associated interest expense represents a significant milestone for our company. What originally began as a $30 million term loan in connection with our acquisition of Vintage Stock, and subsequently refinanced at $24 million, has now been fully repaid. By eliminating the drag of interest expense, we are in a stronger position to deploy cash to other initiatives, such as new acquisitions.”

In the company’s January 13, 2021 earnings release, Mr. Isaac had noted that Vintage Stock weathered the Covid-19 crisis through various strategic actions. Though its stores had to close for an average 45 days, “Vintage Stock took advantage of the closures to implement effective cost cutting initiatives, including reducing store hours and headcount, cutting rent, and improving the efficiency of processes.” At the same time, the forced shuttering of arenas, theaters and other out-of-home venues around the nation raised demand for Vintage Stock’s new and used in-home entertainment merchandise.

About Live Ventures

Live Ventures Incorporated, originally incorporated in 1968, is a diversified holding company with several wholly owned subsidiaries and a strategic focus on acquiring profitable companies that have demonstrated a strong history of earnings power. Through its subsidiary Marquis Industries, the company manufactures and sells residential and commercial carpets primarily in North America. Marquis Industries also designs, sources and sells hard-surface flooring. Through its subsidiary Precision Marshall, the company manufactures and sells steel in four product categories: Deluxe Alloy Plate, Deluxe Tool Steel Plate, Precision Ground Flat Stock, and Drill Rod. Through its subsidiary Vintage Stock, an award-winning entertainment retailer, the company sells new and pre-owned movies, classic and current generation video games and systems, music on CD & LP, collectible comics, books, toys, and more. Vintage Stock, through its stores and website, ships product worldwide directly to the customer’s doorstep. Through its subsidiary Precision Industries, the company sells premium tool steels and specialty alloys. Through its subsidiary ApplianceSmart, the company sells new major household appliances in the United States through a company-owned retail store in Columbus, Ohio operating under the name ApplianceSmart®. All Live Ventures companies are rooted in their local communities where they contribute to the local economy and serve as responsible corporate neighbors.

Contact:

Live Ventures Incorporated

Tim Matula, Investor Relations

(425) 836-9035

tmatula@liveventures.com

http://liveventures.com
Source:  Live Ventures Incorporated